Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On March 29, 2006, Parallel, L.P., an indirect wholly owned subsidiary of Parallel Petroleum Corporation (collectively, “Parallel”), completed the acquisition of a group of related assets in the form of working interests in sixteen wells, together with a proportionate interest in the related infrastructure, equipment and equity interest in certain related entities owned by five unaffiliated selling parties for the agreed upon purchase price of $5.5 million. In a subsequent closing on April 5, 2006, Parallel acquired an additional interest in these same assets from one other unaffiliated third party for approximately $573,000. The properties are located in Parallel’s Barnett Shale gas project in Tarrant County, Texas.

The following unaudited pro forma condensed combined statement of operations is derived from the historical financial statements of Parallel. The pro forma combined statement of operations for the six months ended June 30, 2006 reflects the acquisition as if it occurred on January 1, 2005. The unaudited pro forma condensed combined statement of operations should be read in conjunction with the notes thereto and the historical financial statements, including the notes thereto, of Parallel included in its Annual Report on Form 10-K for the year ended December 31, 2005, our quarterly report on Form 10-Q for the quarter ended March 31, 2006, Form 8-K/A Amendment No. 1 filed June 13, 2006 and Form 10-Q for the quarter ended June 30, 2006.

The pro forma information below is presented for illustrative purposes only and is based on estimates and assumptions deemed appropriate by Parallel. The pro forma information should not be relied upon as an indication of the operating results that Parallel would have achieved if the acquisition had occurred at the beginning of 2005, or of future results that Parallel will achieve after the acquisition.

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PARALLEL PETROLEUM CORPORATION UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS For the Six Months Ended June 30, 2006 (in thousands, except per share data)

		Barnett Shale Gas Project Acquisition
	Parallel Historical	Acquisition Historical	Pro Forma Adjustments		Pro Forma
REVENUES:
Oil and natural gas sales	$52,870	$556	$—		$53,426
Loss on hedging	(5,985)	—	—		(5,985)
Total revenues	46,885	556	—		47,441
EXPENSES:
Operating expenses	9,894	109	—		10,003
General and administrative expense	4,742	—	—	(a)	4,742
Depreciation, depletion and amortization	10,428	—	127	(b)	10,555
Total expenses	25,064	109	127		25,300
Operating income (loss)	21,821	447	(127)		22,141
Other income (expense), net:
Change in fair market value of derivative instruments	(10,207)	—	—		(10,207)
Gain on ineffective portion of hedges	195	—	—		195
Interest and other income	93	—	—		93
Interest expense	(5,599)	—	(108)	(c)	(5,707)
Other expense	(68)	—	—		(68)
Equity in loss of pipelines and gathering system ventures	(29)	—	(6)	(d)	(35)
Total other income (expense), net	(15,615)	—	(114)		(15,729)
Income (loss) before income taxes	6,206	447	(241)		6,412
Income tax expense, deferred	(2,131)	—	(70)	(e)	(2,201)
Net income (loss) available
to common stockholders	$4,075	$447	$(311)		$4,211
Net income per common share:
Basic	$0.12				$0.12
Diluted	$0.11				$0.12
Weighted average common shares:
Basic	34,896				34,896
Diluted	35,572				35,572

The accompanying notes to unaudited pro forma condensed consolidated financial statements are an integral part of these statements.
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a.

No incremental general and administrative costs related to this acquisition have been included, and general and administrative costs are expected to increase only minimally, if at all, as a result of these acquisitions. We acquired an additional non-operated interest in properties in which we already have an operating interest; therefore we believe that the impact from the acquisition on our total general and administrative expenses will be minimal.

b.	Record incremental depreciation, depletion and amortization expense (“DD&A”) using the units-of-production method.
c.

Record a pro forma adjustment for increased interest expense associated with bank borrowings related to the acquired properties. Interest was calculated using Parallel’s borrowing rate of 7.02% as of the closings.

d.	To record the equity loss from the proportionate interests acquired in privately held companies organized to build and operate the gathering systems.
e.	Record a pro forma income tax expense adjustment using the applicable federal statutory income tax rate of 34 percent, based on the pro forma change in income before income taxes.

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